Exhibit 99.1
News Release

For immediate release	For more information contact:
November 1, 2013	Jeffry Keyes
Chief Financial Officer
858-726-1600
ir@digirad.com

Digirad Corporation Reports Third Quarter and Nine-Month Financial Results

Return to Profitability; $2.4 Million in Operating Cash Flow

Announces Cash Dividend of $0.05 Per Share

Suwanee, GA. - November 1, 2013 - Digirad Corporation (NASDAQ: DRAD) today reported third quarter earnings of $2.5 million, or $0.14 per diluted share, with total revenues of $12.4 million. Ending cash, cash equivalents and available-for-sale securities was $25.9 million.

Included within the results for the quarter and nine months is a $1.6 million pre-tax gain in connection with a sale of assets and associated license agreement related to a surgical imaging system that was previously under development at Digirad.

Digirad President and CEO Matt Molchan said, “I am very pleased with our financial results for this quarter. Apart from the successful surgical imaging transaction, we posted positive financial results, including the most profitable quarter since our IPO in 2004. Our restructuring efforts continue to be right on track with our plan, and both our DIS and Diagnostic Imaging businesses are performing well, with DIS posting solid year over year revenue growth and Diagnostic Imaging improving its overall margins.

“Also for the quarter, we generated $2.4 million of cash flow from operations,” added Molchan, “Though cash flow on a quarterly basis will fluctuate based on changing operations and seasonality, our general expectation is that we will be a net cash flow generator on an annual basis now that the major restructuring activities are nearing completion.”

Jeffrey E. Eberwein, Digirad Chairman of the Board of Directors, said, “Since the beginning of our restructuring plan that was announced in late February 2013, we have made it clear that our go-forward strategy is to increase cash flow and maximize value to the shareholders. Now that the Company has returned to profitability and is generating positive cash flow, the Board is pleased to be able to pay a regular dividend as one additional way to return value directly to our shareholders.”

The announced dividend of $0.05 per share is payable on November 22, 2013, to shareholders of record on November 12, 2013.

Third Quarter 2013 Summary

•
Included in the results for the quarter and nine months ended September 30, 2013 is a gain on the sale of assets and associated license agreement related to a surgical imaging system that was under development at Digirad, and the granting of a license related to certain existing Digirad technology.

The net gain is presented as a “gain on sale of assets and license agreement” in the Company’s financial statements.

•
Total revenue for the third quarter of 2013 was $12.4 million, compared to $11.8 million for the same period in the prior year. DIS revenue for the third quarter of 2013 was $9.5 million, compared to $8.9 million for the same period of the prior year, and Diagnostic Imaging revenue for the third quarter of 2013 was $2.9 million, compared to $3.0 million for the same period of the prior year.

•	Gross profit for the third quarter of 2013 was $3.8 million, or 30.8% of revenue, compared to $3.1 million, or 26.5% of revenue in the prior year quarter.

•
Net income for the third quarter of 2013 was $2.5 million, or $0.14 net income per diluted share, compared to a net loss of $0.9 million, or $0.05 net loss per diluted share in the same period of the prior year. Adjusted net income for the 2013 third quarter, excluding expenses incurred for nonrecurring items related to restructuring activities and the gain on sale of assets and license agreement, was $1.0 million, or $0.06 adjusted net income per diluted share, compared to an adjusted net loss of $0.9 million, or $0.05 adjusted net loss per diluted share, for the same period in the prior year.

•
Operating expenses for the third quarter of 2013 were $1.4 million, compared to $4.2 million in the same period in the prior year. Adjusted operating expenses, excluding expenses incurred for nonrecurring items related to restructuring activities and the gain on sale of assets and license agreement, for the third quarter of 2013 were $2.9 million, compared to the $4.2 million in the same period of the prior year.

•
Cash, cash equivalents and available-for-sale securities totaled $25.9 million as of September 30, 2013. Cash, cash equivalents and available-for-sale securities totaled $22.2 million at June 30, 2013 and $27.2 million as of December 31, 2012.

Nine-Month 2013 Summary

•
Total revenue for the first nine months of 2013 was $36.8 million, compared to $37.5 million for the same period in the prior year. DIS revenue for the first nine months of 2013 was $27.9 million, compared to $27.5 million for the same period of the prior year. Diagnostic Imaging revenue for the first nine months of 2013 was $8.9 million, compared to $10.0 million for the same period of the prior year.

•	Gross profit for the first nine months of 2013 was $10.4 million, or 28.3% of revenue, compared to $10.5 million, or 28.0% of revenue in the same period of the prior year.

•
Net loss for the first nine months of 2013 was $0.5 million, or $0.03 net loss per diluted share, compared to a net loss of $3.1 million, or $0.16 net loss per diluted share, in the same period of the prior year. Adjusted net loss for the first nine months of 2013, excluding expenses incurred for nonrecurring items related to restructuring activities and the gain on sale of assets and license agreement, was $0.4 million, or $0.02 adjusted net loss per diluted share, compared to an adjusted net loss of $3.1 million, or $0.16 adjusted net loss per diluted share, for the same period in the prior year.

•	Operating expenses for the first nine months of 2013 were $11.0 million, compared to $13.7 million in the same period in the prior year. Adjusted operating expenses, excluding expenses incurred for nonrecurring items related to restructuring activities and the gain on sale of assets and license agreement, for the first nine months of 2013 were $10.9 million, compared to the $13.7 million in the same period of the prior year. In addition to the restructuring costs and the gain on sale of assets and license agreement, operating expenses for the nine months of 2013 included approximately $0.7 million in costs related to the proxy contest and subsequent on-going litigation with the dissident shareholder group.

Molchan continued, “Once again, our commercial and operational progress in the marketplace during the third quarter was very solid. We continue to identify new opportunities to grow the business, and the entire team continues to be focused on executing both organic and acquisitive aspects of our new strategy with the goal of growing the business and maximizing profits and cash generation.”

Conference Call Information
A conference call is scheduled for 11:00 a.m. EDT today to discuss the results and management's outlook. The call may be accessed by dialing 877-941-1427 five minutes prior to the scheduled start time and referencing Digirad. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.digirad.com; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.

Use of Non-GAAP Financial Measures by Digirad Corporation
This Digirad news release presents the non-GAAP financial measures “adjusted operating expenses,” “adjusted net income (loss)” and “adjusted net income (loss) per diluted share”. The most directly comparable measure for these non-GAAP financial measures are operating expenses, net income (loss) and diluted net income (loss) per share. The Company has included below unaudited adjusted financial information for the quarter and nine months ended September 30, 2013, which present the Company's results of operations after excluding restructuring charges and gain on the sale of assets and license agreement.

A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding Digirad's financial condition and results of operations is included as Exhibit 99.2 to Digirad's report on Form 8-K filed with the Securities and Exchange Commission on November 1, 2013.

About Digirad Corporation
Digirad is one of the largest national providers of in-office nuclear cardiology imaging and ultrasound services to physician practices, hospitals and imaging centers, and also sells medical diagnostic imaging systems for nuclear cardiology and general nuclear medicine applications. For more information, please visit www.digirad.com. Digirad® and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology, or in specific statements such as the Company's ability to deliver value to customers, the ability to grow and generate positive cash flow, the ability to execute on restructuring activities, and ability to successfully execute acquisitions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with changes in business conditions, technology, customers' business conditions, reimbursement, radiopharmaceutical shortages, economic outlook, operational policy or structure, acceptance and use of Digirad's camera systems and services, reliability, recalls, analysis of potential impairment and restructuring charges, the conclusion of our audit and other risks detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.

(Financial tables follow)

Digirad Corporation
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
DIS	$9,489	$8,856	$27,903	$27,522
Diagnostic Imaging	2,924	2,961	8,946	9,975
Total revenues	12,413	11,817	36,849	37,497
Cost of revenues:
DIS	6,916	6,880	20,920	20,765
Diagnostic Imaging	1,679	1,808	5,501	6,250
Total cost of revenues	8,595	8,688	26,421	27,015

Gross profit	3,818	3,129	10,428	10,482
Operating expenses:
Research and development	24	1,055	1,020	2,998
Marketing and sales	1,042	1,348	3,287	4,735
General and administrative	1,754	1,744	6,427	5,820
Amortization of intangible assets	55	49	178	184
Restructuring charges	79	—	1,693	—
Gain on sale of assets and license agreement	(1,568)	—	(1,568)	—
Total operating expenses	1,386	4,196	11,037	13,737

Income (loss) from operations	2,432	(1,067)	(609)	(3,255)

Other income (expense):
Interest and other income, net	13	28	52	82
Interest expense	(5)	(2)	(10)	(3)
Total other income	8	26	42	79

Net income (loss) before income taxes	$2,440	$(1,041)	$(567)	$(3,176)
Income tax benefit	72	135	44	111
Net income (loss)	$2,512	$(906)	$(523)	$(3,065)

Net income (loss) per share – basic	$0.14	$(0.05)	$(0.03)	$(0.16)
Net income (loss) per share – diluted	$0.14	$(0.05)	$(0.03)	$(0.16)

Weighted average shares outstanding – basic	18,328	19,263	18,890	19,273
Weighted average shares outstanding – diluted	18,580	19,263	18,890	19,273

Digirad Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Adjusted Financial Data:
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2013	2012	2013	2012

Total operating expenses	$1,386	$4,196	$11,037	$13,737
Restructuring charges(1)	(79)	—	(1,693)	—
Gain on sale of assets and license agreement(2)	1,568	—	1,568	—
Adjusted operating expenses	$2,875	$4,196	$10,912	$13,737

Net income (loss)	$2,512	$(906)	$(523)	$(3,065)
Restructuring charges(1)	79	—	1,693	—
Gain on sale of assets and license agreement(2)	(1,568)	—	(1,568)	—
Income tax items(3)	—	—	—	—
Adjusted net income (loss)	$1,023	$(906)	$(398)	$(3,065)

Net income (loss) per share - diluted	$0.14	$(0.05)	$(0.03)	$(0.16)

Restructuring charges(1)(4)	—	—	0.09	—
Gain on sale of assets and license agreement(2)(4)	(0.08)	—	(0.08)	—
Income tax items(3)(4)	—	—	—	—
Adjusted net income (loss) per share - diluted(4)	$0.06	$(0.05)	$(0.02)	$(0.16)

	Three Months Ended
(in thousands, except per share amounts)	September 30, 2013	June 30, 2013	March 31, 2013

Total operating expenses	$1,386	$4,425	$5,226
Restructuring charges(1)	(79)	(610)	(1,004)
Gain on sale of assets and license agreement(2)	1,568	—	—
Adjusted operating expenses	$2,875	$3,815	$4,222

Net income (loss)	$2,512	$(616)	$(2,419)
Restructuring charges(1)	79	610	1,004
Gain on sale of assets and license agreement(2)	(1,568)	—	—
Income tax items(3)	—	—	—
Adjusted net income (loss)	$1,023	$(6)	$(1,415)

Net income (loss) per share - diluted(4)	$0.14	$(0.03)	$(0.13)

Restructuring charges(1)(4)	—	0.03	0.06
Gain on sale of assets and license agreement(2)(4)	(0.08)	—	—
Income tax items(3)(4)	—	—	—
Adjusted net income (loss) per share - diluted(4)	$0.06	$—	$(0.07)

(1) Reflects nonrecurring charges primarily related to restructuring of the Diagnostic Imaging camera operating activities.
(2) Reflects a nonrecurring gain related to the sale of assets associated with an uncommercialized surgical imaging system, and the licensing of certain existing Company technology.
(3) Reflects income tax effect for adjusted financial data.
(4) Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal to the total for the year.